Exhibit 4.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IDX SYSTEMS CORPORATION

Pursuant to the provisions of the Vermont Business Corporation Act, the undersigned corporation hereby amends and restates its Articles of Incorporation as follows:

1. The name of the corporation is IDX SYSTEMS CORPORATION (the “Corporation”).

2. The Corporation hereby amends and restates its Articles of Incorporation as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation:) is:

IDX SYSTEMS CORPORATION.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The street address of the registered office of the Corporation is 1400 Shelburne Road, South Burlington, Vermont 05403. The name of the registered agent of the Corporation at such office, and at such address, is Robert W. Baker, Jr.

ARTICLE III

DURATION

The period of the Corporation’s during is perpetual.

ARTICLE IV

PURPOSE

The Corporation is formed for the purpose of carrying on any lawful business.

ARTICLE V

AUTHORIZED STOCK

The total number of shares of stock which the Corporation has authority to issue is Fifty Five Million (55,000,000), consisting of Fifty Million (50,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”) which shall have the preferences, limitations, relative rights and other terms as determined by the board of directors of the Corporation from time to time in accordance with Article VI.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Number of Directors

The Corporation shall have seven (7) directors, which number may be increased or decreased pursuant to the bylaws, but the number of directors shall not be less than the minimum number required by the Vermont business Corporation Act. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of shareholders, the term of office of the second class to expire at the third annual meeting of shareholders. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, provided that the shareholders or directors electing new or replacement directors may from time to time specify a term of less than three years in order to maintain the number of directors in each class as nearly equal as possible. Directors elected by the shareholders to fill a vacancy created by resignation or removal shall, unless otherwise specified, serve for the balance of the terms of the director who resigned or was removed. A director elected by the board to fill a vacancy shall serve until the next annual meeting of shareholders and until his/her successor is elected and qualifies.

Section 2. Board Authorization of Stock Issuance.

The board of directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the board may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

Section 3. Terms of Class or Series of Stock Determined by Board of Directors.

The board of directors shall have the power to determine, in whole or in part, the designations, preferences, limitations and relative rights of any class of shares before the issuance of any shares of that class or one or more series within a class before the issuance of any shares of that series.

Section 4. Filling a Vacancy on the Board.

If a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If there are no directors remaining in office, the shareholders may fill the vacancy.

Section 5. Removing Directors.

Directors may be removed by the shareholders with or without cause, only upon the affirmative vote of the holders of at least two-thirds of the shares of stock entitled to vote thereon.

ARTICLE VII

PROVISIONS CONCERNING CERTAIN RIGHTS

OF THE CORPORATION AND THE SHAREHOLDERS

The Corporation shall hold a special meeting of shareholders on call of its board of directors, the chairman of the board, the chief executive officer, or if none, the president or any other person authorized to do so by the bylaws of the Corporation, or if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE VIII

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 1. Mandatory Indemnification.

The Corporation shall indemnify its currently acting and its former directors, officers, employees and agents against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Vermont Business Corporation Act.

Section 2. Advancing Expenses Prior to a Decision.

The Corporation shall advance expenses to its directors, officers, employees and agents prior to ultimate determination of entitlement to indemnification to the maximum extent permitted by the Vermont Business Corporation Act.

Section 3. Other Provisions for Indemnification.

The board may, by bylaw, resolution or agreement, make further provision of indemnification of directors, officers, employees and agents.

Section 4. Limitation of Liability of Directors and Officers.

To the maximum extent that limitations on the liability of directors, officers, employees and agents are permitted by the Vermont Business Corporation Act, as from time to time amended, no director, officer, employee or agent of the Corporation shall have any liability to the Corporation or its shareholders for money damages. This limitation of liability applies to events occurring at the time a person serves as a director, officer, employee or agent of the Corporation whether or not such person is a director, officer, employee or agent at the time of any proceeding in which liability is asserted.

Section 5. Effect of Amendment or Repeal.

No amendment or repeal of any section of this Article, or the adoption of any provision of the bylaws inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director, officer, employee or agent of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

AMENDMENT OF ARTICLES OF INCORPORATION

The provisions of Article VI, Article VII, and Article VIII of these Second Amended and Restated Articles of Incorporation may not be amended without the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast thereon.

3. The date of the adoption of these Second Amended and Restated Articles of Incorporation by the directors was October 6, 1995.

4. The date of the adoption of these Second Amended and Restated Articles of Incorporation by the shareholders was October 6, 1995.

5. The number of shares outstanding of the Corporation at the time of the adoption of these Second Amended and Restated Articles of Incorporation by the Shareholders was 3,921,724 shares of Common Stock, and the number of shares entitled to vote thereon was 3,921,724 shares of Common Stock.

6. The number of shares voted for adoption of these Second Amended and Restated Articles of Incorporation was 3,921,724 and the number of shares voted against these Second Amended and Restated Articles of Incorporation was 0.

7. These Second Amended and Restated Articles of Incorporation do not provide for any exchange, cancellation and reclassification of the issued shares of the Corporation.

8. These Second Amended and Restated Articles of Incorporation do not result in a change in the amount of the stated capital of the Corporation.

9. These Second Amended and Restated Articles of Incorporation shall become effective as of 12:00 a.m. on Wednesday, November 1, 1995.

ARTICLE X

NAMES AND ADDRESSES OF DIRECTORS

The name and address of each director of the Corporation as of the date of the adoption of these Second Amended and Restated Articles of Incorporation by such directors is as follows:

Name	Address
Richard E. Tarrant	1400 Shelburne Road South Burlington, VT 05403

Robert H. Hoehl	1400 Shelburne Road South Burlington, VT 05403

Paul L. Egerman	116 Huntington Avenue Boston, MA 02116

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of October, 1995.

ATTEST:	IDX SYSTEMS CORPORATION

/s/ Robert W. Baker, Jr.	By:	/s/ Richard E Tarrant
Robert W. Baker, Jr. Secretary		Richard E Tarrant President

AMENDMENT NO. 1 TO THE SECOND AMENDED

AND RESTATED ARTICLES OF INCORPORATION

OF

IDX SYSTEMS CORPORATION

Article V of the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with:

ARTICLE V

AUTHORIZED STOCK

The total number of shares of stock which the Corporation has authority to issue is One Hundred Five Million (105,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”) which shall have the preferences, limitations, relative rights and other terms as determined by the board of directors of the Corporation from time to time in accordance with Article VI.

AMENDMENT NO. 2 TO THE SECOND AMENDED

AND RESTATED ARTICLES OF INCORPORATION

OF

IDX SYSTEMS CORPORATION

Article VII of the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with:

ARTICLE VII

PROVISIONS CONCERNING CERTAIN RIGHTS

OF THE CORPORATION AND THE SHAREHOLDERS

Section 1. Special Meetings of Shareholders.

The Corporation shall hold a special meeting of shareholders on call of its board of directors, the chairman of the board, the chief executive officer, or if none, the president or any other person authorized to do so by the bylaws of the Corporation, or if the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

Section 2. Special Voting Requirements.

In addition to any affirmative vote required by law, any “Business Combination” (as herein defined) involving the Corporation shall be subject to approval in the manner set forth in this Article VII.

Section 2.1 Vote Required for Business Combinations.

This Section governs only those Business Combinations (as herein defined) involving the Corporation for which shareholder approval would otherwise be required pursuant to the provisions of the Vermont Business Corporation Act without giving effect to this Section 2.1. Where approval of a Business Combination is required by the shareholders of the Corporation under the Vermont Business Corporation Law, the vote required for such approval shall be as follows:

2.1.1 Supermajority Vote. Except as provided in subsection 2.1.2 hereof, a Business Combination must be approved by each voting group entitled to vote separately on the Business Combination by an affirmative vote of not less than two-thirds of the votes entitled to be cast on the Business Combination by that voting group.

2.1.2 Majority Vote. If the then current or a preexisting board of directors has by resolution adopted at a meeting of such board of directors approved a Business Combination and shall have determined to recommend it for approval by the shareholders entitled to vote on the Business Combination, the provisions of subsection 2.1.1 hereof shall not apply, and the Business Combination must be approved by each voting group entitled to vote separately on the Business Combination by a majority of the votes entitled to be cast on the Business Combination by that voting group.

Section 2.2 Definition of Business Combination. For the purposes of this Article VII, “Business Combination” means (i) a merger, share exchange or consolidation of the Corporation with any other corporation, or (ii) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by the Corporation of all or a substantial part of the Corporation’s assets other than in the usual and regular course of business.